Exhibit 3.ii

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

BIOSITE INCORPORATED

Biosite Incorporated, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:            The name of the corporation is Biosite Incorporated.

SECOND:       The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was March 30, 1988.  The corporation was initially incorporated under the name Biosite Diagnostics Incorporated.

THIRD:          At a meeting of the Board of Directors of Biosite Incorporated, resolutions were duly adopted providing that it was advisable and in the best interests of the corporation that the first sentence of Paragraph A of Article IV of the Restated Certificate of Incorporation of Biosite Incorporated, as amended, shall be amended and restated to read in its entirety as follows:

“Classes of Stock.        The total number of shares of all classes of capital stock which the corporation shall have authority to issue is forty five million (45,000,000), of which forty million (40,000,000) shares of the par value of one cent ($0.01) each shall be Common Stock (the “Common Stock”) and five million (5,000,000) shares of the par value of one cent ($0.01) each shall be Preferred Stock (the “Preferred Stock”).”

FOURTH:      This Certificate of Amendment to the Restated Certificate of Incorporation was duly adopted at the annual meeting of the stockholders, which was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, by at least a majority of the holders of outstanding stock in accordance with section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS THEREOF, Biosite Incorporated has caused this certificate to be signed by the undersigned officer, thereunto duly authorized, this 18th day of June, 2003.

BIOSITE INCORPORATED

By:	/s/ Kim D. Blickenstaff
Kim D. Blickenstaff
President and Chief Executive Officer